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                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]


                                October 28, 1996

VIA EDGAR

Mr. Tom Jones
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn: Filing Desk, Mail Stop 1-4

        Re:     Introgen Therapeutics, Inc.
                Registration Statement on Form 8-A

Dear Mr. Jones:

        On behalf of Introgen Therapeutics, Inc., a Delaware corporation (the "Company"), we hereby withdraw the Company's Registration Statement on Form 8-A filed with the Commission on September 3, 1996 in order to prevent the 8-A from taking effect prior to the Company's S-1.

        Please contact Marnia Nichols of our office or me with any questions or comments that you have.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation


                                        /s/ WILLIAM B. OWENS, JR.
                                        William B. Owens, Jr.

cc:     Abe Zachariah
        David Nance
        Irene Mavroyannis